Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Achieves Net Worth of $4.5 Million Pro Forma as of September 30, 2012 and Regains Compliance with the Stockholders’ Requirement of the NASDAQ Listing Rules

Company Raises Stockholder Equity above Required Minimum Prior to Grace Period Deadline

PETALUMA, Calif. — (November 5, 2012) — As previously announced, on May 21, 2012, Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) received notification from NASDAQ that, for the previous 30 consecutive business days, it failed to comply with NASDAQ Listing Rule 5550(b)(2), which required the company to maintain a minimum market value of listed securities of $35 million for continued listing on the NASDAQ capital market. NASDAQ granted the company a grace period of 180 calendar days, or until November 19, 2012, to regain compliance with the listing rule, or one of the alternative requirements under Listing Rules 5550(b)(1) or 5550(b)(3).

On November 1, 2012, the company disclosed it achieved a net worth of approximately $4.5 million on a pro forma basis as of September 30, 2012, as a result of its entry into two transactions on October 29, 2012, and October 30, 2012. In the first transaction, on October 29, 2012, the company agreed to amend a warrant held by two of its investors to remove a provision in the warrant that contained certain cash-settlement features in exchange for extending the warrant by two years. This transaction will increase the company’s net worth by approximately $1.5 million dollars on a pro forma basis as of September 30, 2012. In the second transaction on October 30, 2012, the company agreed to issue $3.5 million dollars of restricted common stock to its primary lender, Western Technology Investment, who agreed to reduce the company’s debt liability with the sale of these common shares. Initially, the issuance of these restricted common shares to Western Technology Investment has increased the Company’s net worth by approximately $3.5 million dollars.

The company believes that, as of the date of this press release, it has regained compliance with the $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ capital market. The company is awaiting NASDAQ’s formal determination with respect to its compliance status. NASDAQ will continue to monitor the company’s ongoing compliance with the minimum shareholders’ equity requirement and the company must provide evidence of continued compliance with Listing Rule 5550(b)(1) at the time of its next periodic report; otherwise, it may be subject to delisting.

“We are pleased to report that we believe we have satisfied the stock exchange’s requirement of at least $2.5 million in shareholder equity under the NASDAQ listing rules,” said Hoji Alimi, Oculus CEO and founder.

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About Oculus Innovative Sciences

Oculus Innovative Sciences, Inc. is a commercial healthcare company that designs, produces and markets innovative, safe and effective drugs, devices, and nutritional products. Oculus is pioneering innovative solutions for the dermatology, surgical, wound care, and animal healthcare markets, and has commercialized products in the United States, Europe, India, China, Mexico and select Middle East countries. The Company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as “believe,” “launching,” and “planned,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2012. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

Director of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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